Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 13, 2013 (except Note 16, as to which the date is February 12, 2014) with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2013 of MicroStrategy Incorporated, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

McLean, Virginia

July 25, 2014